Exhibit 23.10

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 and any amendments thereto filed by Vital Energy, Inc. (the “Company”) of references to our name and to our report dated August 20, 2024, with respect to estimates of oil and gas reserves and future revenue of Point Energy Partners as of December 31, 2023, included in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 23, 2024.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Eric J. Stevens
Eric J. Stevens, P.E.
President and Chief Operating Officer

Dallas, Texas

October 1, 2024